RESULTS OF SHAREHOLDER VOTES

The Annual Meeting of Shareholders of the Fund was held on June 17, 2009. At the meeting, shareholders voted on the election of all trustees, the results of which were as follows:


                                            # of            # of
                                           Shares          Shares
                                          in Favor        Withheld

W. Thacher Brown..........................4,078,670        48,150
Suzanne P. Welsh .........................4,078,561        48,259
Morris Lloyd, Jr. ........................4,078,046        48,774
J. Lawrence Shane.........................4,078,046        48,774